Exhibit 99.1

UMAMI SUSTAINABLE SEAFOOD INC. ANNOUNCES INTENT TO MOVE FORWARD ON ACQUISITION OF BAJA AQUAFARMS

Umami Sustainable Seafood, Inc. (OTCBB"UMAM") (the “Company") today announced that its Board of Directors has decided to move forward and complete the acquisition of Baja Aquafarms ("Baja"), a leading producer of bluefin tuna based in Mexico.

As reported previously, in July 2010 the Company acquired a 33% interest in Baja. The Board of Directors has now decided to exercise its option to acquire the balance of the shares in Baja, with closing scheduled to take place by November 30 2010.  Under the terms of the acquisition agreement, as amended, the total purchase price for 100% of Baja is $28 million in a combination of cash and stock (of which $8 million has been paid to date), together with various working capital advances to be made to Baja by the Company through the application of proceeds of inventory sales during the balance of the year.

In announcing the revised agreements, Oli Steindorsson, Chairman of the Company stated; "I am very pleased that our Board and that of Baja, have decided to move forward for Umami to complete the acquisition of 100% of Baja which is the leading bluefin tuna operation in Mexico. Completion of this acquisition would represent a key step in our strategy of becoming the worlds leading producer of bluefin tuna. Coming off the back of very successful fishing seasons in both our Croatian and Mexican operations, we are in a situation of being well stocked with inventory at a time of sharply rising prices due to a combination of factors, including  increasing global demand for quality sushi and sashimi."

Mr Steindorsson continued: "Against the background of our recent expansion and continuing improvements in our existing operations, we believe that our financial performance will be significantly enhanced by our combination with Baja, particularly given the synergy to be derived from rationalisation and consolidation of our marketing and distribution. Baja is a company with whom we are very familiar and their management team has done a superb job in developing a world class bluefin farming operation. Following the acquisition of Baja and on a combined basis, we believe that Umami will account for over 20% of the global market for farmed bluefin tuna, which will elevate the operating scope of our well refined, sustainable production platform and should enable us to have a meaningful impact on efforts to normalize the global supply of bluefin which has historically suffered from overfishing.  We are also continually looking at ways to improve our efficiency, particularly with respect to rationalization of our sales and marketing and creation of a standardised "UMAMI" marketing and distribution platform for our products sold both in Japan and other key markets globally."

Mr Steindorsson concluded: "We continue to develop and refine our farming and feeding technologies to futher reduce our cost per kilo of farmed fish, already one of the most efficient in the industry, and will continue to focus on increasing the profitability of our operations. Most importantly, we will enhance our efforts in research and development of captive breeding (closed cycle) technology so that, ultimately, we can ensure that supplies of this most valuable resource are maintained and the bluefin retains its position at the top of the marine food chain."

For additional details regarding the terms of this transaction, please review the Company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

About the Company

The Company owns and operates Kali Tuna which is an established Croatian-based aquaculture operation raising Northern Bluefin Tuna in the Croatian part of the Adriatic Sea. The Company intends to become the leader in the Northern Bluefin Tuna industry by acquisition and internal growth. The growth of the Company will be founded on the sustainable management of resources and economically sound practices, seeking opportunities resulting from market consolidation and scientific progress in the industry.

Notice Regarding Forward Looking Statements

This press release contains projections and forward-looking statements, as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release, which are not purely historical, are forward-looking statements and can include, without limitation, statements based on current expectations involving a number of risks and uncertainties and which are not guarantees of future performance of the Company. There are numerous risks and uncertainties that could cause actual results and the Company's plans and objectives to differ materially from those expressed in the forward-looking information, including (i) adverse market conditions; (ii) any adverse occurrence with respect to the farmed seafood industry generally or the business of Kali Tuna specifically; and (iii) changes in the regulatory environment. Actual results and future events could differ materially from those anticipated in such information. These and all subsequent written and oral forward-looking information are based on estimates and opinions of management on the dates they are made and are expressly qualified in their entirety by this notice. Although the Company believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors set forth in the Company's Current Report on Form 8-K filed on July 7, 2010, and other reports filed or to be filed from time-to-time with the Securities and Exchange Commission.